Exhibit 4.12

MARSHALL & ILSLEY CORPORATION

2010 EQUITY INCENTIVE PLAN

1. Objectives. The Marshall & Ilsley Corporation 2010 Equity Incentive Plan is designed to attract and retain certain selected officers, key employees, non-employee directors and consultants whose skills and talents are important to the Company’s operations, and reward them for making major contributions to the success of the Company. These objectives are accomplished by making awards under the Plan, thereby providing Participants with a proprietary interest in the growth and performance of the Company.

2. Definitions.

(a) “Award” shall mean an Option, share of Restricted Stock, Restricted Stock Unit or SAR (stock appreciation right) awarded to a Participant pursuant to such terms, conditions and limitations as the Committee may establish in order to fulfill the objectives of the Plan.

(b) “Award Agreement” shall mean the agreement that sets forth the terms, conditions and limitations applicable to an Award.

(c) “Board” shall mean the Board of Directors of Marshall & Ilsley Corporation.

(d) “Cause” shall mean the discharge of an employee on account of fraud or embezzlement against the Company or serious and willful acts of misconduct which are detrimental to the business of the Company.

(e) “Change in Control” shall mean any of the following:

(i) The acquisition by any individual, entity or “group” (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty-three percent (33%) or more of either (A) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions of common stock shall not constitute a Change in Control: (A) any acquisition directly from the Company (excluding an acquisition by virtue of the exercise of a conversion privilege or by one person or a group of persons acting in concert), (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (D) any acquisition by any corporation pursuant to a reorganization, merger, statutory share exchange or consolidation which would not be a Change in Control under paragraph (iii) of this Section 2(e); or

(ii) Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened “election contest” or other actual or threatened “solicitation” (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) of proxies or consents by or on behalf of a person other than the Incumbent Board; or

(iii) Consummation of a reorganization, merger, statutory share exchange or consolidation, unless, following such reorganization, merger, statutory share exchange or consolidation, (A) more than two-thirds (2/3) of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger, statutory share exchange or consolidation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such reorganization, merger, statutory share exchange or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger, statutory share exchange or consolidation, (B) no person (excluding the Company, any employee benefit plan (or related trust) of the Company or such corporation resulting from such reorganization, merger, statutory share exchange or consolidation and any person beneficially owning, immediately prior to such reorganization, merger, statutory share exchange or consolidation, directly or indirectly, thirty-three percent (33%) or more of the Outstanding Company Common Stock or Outstanding Voting Securities, as the case may be) beneficially owns, directly or indirectly, thirty-three percent (33%) or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger, statutory share exchange or consolidation or the combined voting power of the then outstanding voting securities of such corporation, entitled to vote generally in the election of directors and (C) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger, statutory share exchange or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation; or

(iv) Consummation of (A) a complete liquidation or dissolution of the Company or (B) the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation, with respect to which following such sale or other disposition, (1) more than two-thirds (2/3) of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no person (excluding the Company and any employee benefit plan (or related trust) of the Company or such corporation and any person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, thirty-three percent (33%) or more of the Outstanding Company Common Stock or Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, thirty-three percent (33%) or more of, respectively, the then outstanding shares of common stock of such corporation or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (C) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition of assets of the Company.

(f) “Common Stock” or “stock” shall mean the authorized and issued or unissued $1.00 par value common stock of the Company.

(g) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(h) “Committee” shall mean the Compensation and Human Resources Committee of the Board, unless the Board designates a different qualifying Committee. Except as otherwise determined by the Board, the Committee shall be so constituted as to permit grants to be exempt from Section 16(b) of the Securities Exchange Act of 1934, as amended, by virtue of Rule 16b-3 thereunder, as such rule is currently in effect or as hereafter modified or amended, and to permit the Plan to comply with the requirements of Section 162(m)(4)(C)(i) of the Code and any regulations promulgated thereunder, or any other statutory rule or regulatory requirements.

(i) “Company” shall mean Marshall & Ilsley Corporation, its direct and indirect subsidiaries, and partnerships and other business ventures in which Marshall & Ilsley Corporation or its direct or indirect subsidiaries have a significant equity interest, as determined in the sole discretion of the Committee. For purposes of defining whether a Participant is receiving stock of a “service recipient” under Section 409A of the Code and the guidance thereunder, this definition of “Company” shall be deemed to include the broadest definition of entities permissible under such guidance.

(j) “Early Retirement” shall mean termination of employment or service after age 55 with at least ten years of employment or service with the Company.

(j) “Fair Market Value” shall mean the closing sale price of Common Stock on the New York Stock Exchange as reported in the Midwest Edition of the Wall Street Journal on the indicated date. If no sales of Common Stock were made on said exchange on that date, “Fair Market Value” shall mean the closing sale price of Common Stock as reported for the most recent preceding day on which sales of Common Stock were made on said exchange, or, failing any such sales, such other market price as the Board or the Committee may determine in conformity with pertinent law and regulations of the Treasury Department.

(k) “Incentive Stock Option” shall mean an option to purchase shares of Common Stock which complies with the provisions of Section 422 of the Code.

(l) “Nonstatutory Stock Option” shall mean an option to purchase shares of Common Stock which does not comply with the provisions of Section 422 of the Code or which is designated as such pursuant to Paragraph 7 of the Plan.

(m) “Option” shall mean (1) with respect to an employee, an Incentive Stock Option or Nonstatutory Stock Option granted to a Participant by the Committee pursuant to Section 7 hereof and (2) with respect to any non-employee, a Non-Statutory Stock Option granted to a Participant by the Committee pursuant to Section 7 hereof.

(n) “Participant” shall mean a current, prospective or former employee, non-employee director, consultant or other person who provides (or provided) services to the Company to whom an Award has been made under the Plan.

(o) “Plan” shall mean the Marshall & Ilsley Corporation 2010 Equity Incentive Plan.

(p) “Restricted Stock” shall mean shares of Common Stock granted to a Participant by the Committee pursuant to Section 7 hereof, which are subject to restrictions set forth in an Award Agreement.

(q) “Restricted Stock Unit” shall mean a right to receive one share of Common Stock granted to a Participant pursuant to Section 7, hereof, subject to the restrictions set forth in the Award Agreement.

(r) “SAR” shall mean a stock appreciation right with respect to one share of Common Stock granted to a Participant pursuant to Section 7 hereof, subject to the restrictions set forth in the Award Agreement.

(s) “Retirement” shall mean the termination of a Participant’s employment on or after age 65.

3. Eligibility. Current and prospective employees, non-employee directors, consultants or other persons who provide services to the Company eligible for an Award under the Plan are those who hold, or will hold, positions of responsibility and whose performance, in the judgment of the Committee or the management of the Company (if such responsibility is delegated pursuant to Section 6 hereof), can have a significant effect on the success of the Company.

4. Common Stock Available for Awards.

(a) Number of Shares. Subject to adjustment as provided in Section 15 hereof, the number of shares that may be issued under the Plan for Awards during the term of the Plan is 14,000,000 shares of Common Stock, which may be treasury shares or authorized but unissued shares of Common Stock, or a combination of the two. For purposes of determining the maximum number of shares of Common Stock available for issuance under the Plan, (1) any shares of Common Stock subject to any Award under this Plan which terminates by expiration, forfeiture, cancellation or otherwise without the issuance of shares shall be available for grant under the Plan; (2) upon the exercise of an SAR or Option granted under the Plan, the full number of shares represented by the SAR or Option exercised (including any shares withheld to satisfy taxes and any shares used to exercise an Award, whether directly or by attestation) shall be treated as shares of Common Stock issued under the Plan, notwithstanding that a lesser amount of shares or cash representing shares of Common Stock may have been actually issued or paid upon such exercise; (3) shares of Common Stock withheld to satisfy taxes on any Award, to the extent not already treated as issued pursuant to subparagraph (2), above, shall be treated as issued hereunder; and (4) shares of Common Stock that are repurchased by the Company with Option proceeds shall not be added to the aggregate plan limit described above.

(b) Incentive Stock Options. Subject to adjustment as provided in Section 15 hereof, up to 14,000,000 shares of Common Stock may be granted in the form of Incentive Stock Options.

(c) Limits. Subject to adjustment as provided in Section 15 hereof, no individual shall be eligible to receive Awards aggregating more than 2,500,000 shares of Common Stock reserved under the Plan during the term of the Plan and the Company will not issue more than 7,000,000 shares of Restricted Stock or Restricted Stock Units during the term of the Plan. For purposes of determining the maximum number of these types of Awards available for grant under the Plan, any shares of Restricted Stock which are forfeited to the Company, or any Restricted Stock Units which are forfeited to the Company, shall be treated, following such forfeiture, as Awards that have not been granted under the Plan.

(d) Securities Law Filings. The Company shall take whatever actions are necessary to file required documents with the U.S. Securities and Exchange Commission and any other appropriate governmental authorities and stock exchanges to make shares of Common Stock available for issuance pursuant to Awards.

5. Administration. The Plan shall be administered by the Committee, which shall have full and exclusive power to interpret the Plan, to determine which persons are Plan Participants, to grant waivers of Award restrictions, and to adopt such rules, regulations and guidelines for carrying out the Plan as it may deem necessary or proper, all of which powers shall be executed in the best interests of the Company and in keeping with the objectives of the Plan. All determinations made by the Committee regarding the Plan or an Award shall be binding and conclusive as regards the Company, the Participants, and any other interested persons. Notwithstanding the foregoing, the Committee may not waive Award restrictions except in the case of death, disability, Retirement or Early Retirement, a Change in Control or, only while the Company is participating in the Treasury’s Capital Purchase Program under the Troubled Asset Relief Program (“TARP”), acceleration of vesting of Awards in circumstances where the Participant will lose the benefit of all or a portion of the Awards because the Participant will become either a Senior Executive Officer or one of the next 20 most highly-compensated employees of the Company, both as defined under the rules governing recipients of TARP funds.

6. Delegation of Authority. Except to the extent prohibited by applicable law or the applicable rules of a stock exchange on which the Common Stock is listed, the Committee may delegate to the chief executive officer and to other senior officers of the Company its duties under the Plan pursuant to such conditions or limitations as the Committee may establish. Any such delegation may be revoked by the Committee at any time.

7. Awards. The Committee shall determine the type or types of Award(s) to be made to each Participant and shall set forth in the related Award Agreement the terms, conditions and limitations applicable to each Award including any vesting requirements, provided, however, that such vesting requirements shall be consistent with Section 8 hereof. In all events, upon the occurrence of a Change in Control, all Awards will become fully vested and immediately exercisable. The type of Awards available under the Plan are those listed in this Section 7.

(a) Stock Option. An Option is the grant of a right to purchase a specified number of shares of Common Stock the purchase price of which shall be not less than 100% of Fair Market Value on the date of grant. In addition, (i) the Committee may not reduce the purchase price for Common Stock pursuant to an Option, or cancel underwater Options in exchange for cash, other Awards, or Options with a lower purchase price than the original Options after the date of grant without the consent of the Company’s shareholders, except in accordance with adjustments pursuant to Section 15 hereof and (ii) the Committee may not grant any reload Options. Further, an Option may not be exercisable for a period in excess of ten years. An Option may be designated by the Committee in the Award Agreement as a Nonstatutory Stock Option for all Participants or an Incentive Stock Option for Participants who are employees. An Incentive Stock Option, in addition to being subject to applicable terms, conditions and limitations established by the Committee, complies with Section 422 of the Code which, among other limitations, provides that the aggregate Fair Market Value (determined at the time the option is granted) of Common Stock for which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year shall not exceed $100,000; that Incentive Stock Options shall be priced at not less than 100% of the Fair Market Value on the date of the grant (110% in the case of a Participant who is a 10% shareholder of the Company within the meaning of Section 422 of the Code); and that Incentive Stock Options shall be exercisable for a period of not more than ten years (five years in the case of a Participant who is a 10% shareholder of the Company). The other restrictions and conditions of the Option will be established by the Committee and set forth in the Award Agreement.

(b) Restricted Stock or Restricted Stock Unit Award. Restricted Stock or a Restricted Stock Unit is an Award of stock, or in the case of a Restricted Stock Unit, a bookkeeping entry granting a Participant the right to a share of Common Stock in the future, for some or no monetary consideration, as the Committee may specify, and which may contain transferability or forfeiture provisions including a requirement of future services and such other restrictions and conditions as may be established by the Committee and set forth in the Award Agreement. Notwithstanding anything in this Plan or an Award Agreement to the contrary, the Committee, in its sole discretion and at any time, may require repayment or forfeiture to the Company by a Participant of dividends previously paid or accrued on unvested Restricted Stock or Restricted Stock Units. In such a case, the Company is entitled to reduce any amounts owing to an applicable Participant by the Company by any amounts owed to the Company for repayment of dividends by such Participant.

(c) SARs. An SAR is a grant of the right to receive, upon exercise, the difference between the Fair Market Value of a share of Common Stock on the date of exercise, and the “Grant Value” of each SAR. The Grant Value shall be not less than 100% of Fair Market Value of a share of Common Stock on the date of grant, as set forth in the Award Agreement. The Committee may not reduce the Grant Value, or cancel underwater SARs in exchange for cash, other Awards, or SARs with a lower Grant Value than the original SARs after the date of grant without the consent of the Company’s shareholders, except in accordance with adjustments pursuant to Section 15 hereof. The difference between the Fair Market Value on the date of exercise and the Grant Value, multiplied by the number of SARs exercised (the “Spread”), shall be paid in shares of Common Stock which have a Fair Market Value equal to the Spread, provided, however, that any fractional share shall be paid in cash. Notwithstanding the foregoing, the Company, as determined in the sole discretion of the Committee, shall be entitled to elect to settle its obligation arising out of the exercise of an SAR by the payment of cash equal to the Spread, or by the issuance of a combination of shares of Common Stock and cash, in the proportions determined by the Committee, which have a Fair Market Value equal to the Spread. The other restrictions and conditions of the SARs will be established by the Committee and set forth in the Award Agreement, provided that the period for which an SAR may be exercisable shall not exceed ten years.

8. Vesting Requirements for Awards. The Committee shall comply with the following vesting guidelines in connection with making Awards representing 80% or more of the shares of Common Stock available for award under the Plan: (a) Options and SARs shall vest on a ratable basis over a period of at least three years; (b) time-vested Restricted Stock and Restricted Stock Units shall vest pursuant to a vesting schedule determined by the Committee, but in no event will any shares of Restricted Stock or Restricted Stock Units vest more quickly than ratably over a period of at least three years; and (c) performance-vested Restricted Stock and Restricted Stock Units shall vest pursuant to a vesting schedule determined by the Committee, but in no event will any shares of Restricted Stock or Restricted Stock Units vest until the first anniversary of their respective dates of issuance. Notwithstanding the foregoing, the vesting requirements for Awards set forth in this Section 8 shall not apply to shares of Restricted Stock or Restricted Stock Units granted to a Participant as stock base salary in order to comply with limitations on compensation applicable to recipients of TARP funds.

9. Deferred Payment of Awards. The Committee may permit selected Participants to elect to defer payments of some or all types of Awards in accordance with procedures established by the Committee which are intended to permit such deferrals to comply with applicable requirements of the Code, including Section 409A of the Code. Dividends or dividend equivalent rights may only be extended to and made part of any Award of Restricted Stock or Restricted Stock Units, subject to such terms, conditions and restrictions as the Committee may establish, provided, however, that notwithstanding anything contained in the Plan to the contrary, dividend or dividend equivalents may accrue, but will not be paid in connection with any performance-based Awards until such time, if any, as they shall vest. The Committee may also establish rules and procedures for the crediting of dividend equivalents for deferred payments of Restricted Stock or Restricted Stock Units, including repayment or forfeiture to the Company by a Participant of dividends previously paid or accrued on unvested Restricted Stock or Restricted Stock Units as set forth in Section 7(b) hereof.

10. Stock Option Exercise. The price at which shares of Common Stock may be purchased under a Stock Option shall be paid in full at the time of the exercise in cash, either by personal check, other credit to a Participant’s bank account, wire transfer or through a broker-assisted exercise program, or by means of tendering Common Stock, either directly or by attestation, valued at Fair Market Value on the date of exercise, or any combination thereof.

11. Tax Withholding. The Company shall have the right to deduct applicable taxes from any Award payment and withhold, at the time of delivery or vesting of shares under the Plan, an appropriate number of shares for payment of taxes required by law or to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for withholding of such taxes, but in no event in excess of the minimum withholding required by law. The Company may defer making delivery with respect to Common Stock obtained pursuant to an Award hereunder until arrangements satisfactory to it have been made with respect to any such withholding obligation. If Common Stock is used to satisfy tax withholding, such stock shall be valued based on the Fair Market Value when the Nonstatutory Stock Option or SAR is exercised or the Restricted Stock vests. In the case of Restricted Stock Units, such stock will be valued when the Restricted Stock Units are paid to a Participant, in the case of income tax withholding, or when the Restricted Stock Units vest, in the case of employment tax withholding, unless applicable law requires a different time for withholding. Shares of Common Stock used to satisfy tax withholding obligations shall be treated as issued for purposes of determining the number of shares remaining for grant of Awards pursuant to Section 4 hereof.

12. Amendment or Discontinuance of the Plan. The Board may, at any time, amend or terminate the Plan; provided, however, that

(a) no amendment or termination may, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the affected beneficiary), adversely affect the rights of any Participant or beneficiary under any Award granted under the Plan prior to the date such amendment is adopted by the Board, except (1) to the extent necessary for Participants to avoid becoming subject to penalties and/or interest under Section 409A of the Code or (2) for adjustments permitted under Section 15 hereof; and

(b) the Board may not, without further approval of the shareholders (i) adopt any amendment to the Plan for which shareholder approval is required under tax, securities or any other applicable law or the listing standards of the New York Stock Exchange (or if the Common Stock is not then listed on the New York Stock Exchange, the listing standards of such other exchange or inter-dealer quotation system on which the Common Stock is listed), (ii) increase the number of shares that may be issued under the Plan for Awards, except in accordance with adjustments pursuant to Section 15 hereof, (iii) reduce the exercise price of an Option or the Grant Value of an SAR, except in accordance with the adjustments pursuant to Section 15 hereof, (iv) change the types of Awards available under the Plan or materially expand the class of persons eligible to receive awards or otherwise participate in the Plan or (v) materially increase the benefits accruing to Participants under the Plan.

13. Termination of Employment or Service. If the employment of a Participant terminates, other than pursuant to paragraphs (a) through (c) of this Section 13, all unexercised, deferred and unpaid Awards shall terminate 90 days after such termination of employment or service, unless the Award Agreement provides otherwise, and during such 90-day period shall be exercisable only to the extent provided in the Award Agreement. For purposes of determining whether there has been a termination of employment or service in connection with an Award which is subject to Section 409A of the Code (including, for example, Restricted Stock Units which are held in the Company’s deferred compensation plans), a termination of employment or service shall have the same meaning as a “separation from service” under Treas. Reg. §1.409A-1(h). Notwithstanding the foregoing, (i) if a Participant’s employment is terminated for Cause, to the extent the Award is not effectively exercised or has not vested prior to such termination, it shall lapse or be forfeited to the Company immediately upon termination and (ii) a non-employee director’s Option shall terminate upon the earlier of the tenth anniversary of the date of grant or the third anniversary of the termination of the Participant’s service as a director. In all events, an Award will not be exercisable after the end of its term as set forth in the Award Agreement.

(a) Retirement. When a Participant’s employment terminates as a result of Retirement or Early Retirement, the Committee (in the form of an Award Agreement or otherwise) may permit Awards to continue in effect beyond the date of Retirement or Early Retirement, and the exercisability and vesting of any Award may be accelerated, subject to any terms or conditions the Committee shall impose, including, in the case of Early Retirement, a requirement that the Participant enter into a confidentiality, non-competition and non-solicitation agreement with the Company.

(b) Death or Disability of a Participant.

(i) In the event of a Participant’s death, the Participant’s estate or beneficiaries shall have a period specified in the Award Agreement within which to receive or exercise any outstanding Award held by the Participant under such terms, and to the extent, as may be specified in the applicable Award Agreement. Rights to any such outstanding Awards shall pass by will or the laws of descent and distribution in the following order: (A) to beneficiaries so designated by the Participant; if none, then (B) to a legal representative of the Participant; if none, then (C) to the persons entitled thereto as determined by applicable law or, absent applicable law, a court of competent jurisdiction.

(ii) In the event a Participant is deemed by the Company to be disabled within the meaning of the Award Agreement, or, absent a definition therein, the Company’s long-term disability income plan, the Award shall be exercisable for the period, and to the extent, specified in the Award Agreement. Awards and rights to any such Awards may be paid to or exercised by the Participant, if legally competent, or a legally designated guardian or representative if the Participant is legally incompetent by virtue of such disability.

(iii) After the death or disability of a Participant, the Committee may in its sole discretion at any time (A) terminate restrictions in Award Agreements; (B) accelerate any or all installments and rights; and (C) instruct the Company to pay the total of any accelerated payments in a lump sum to the Participant, the Participant’s estate, beneficiaries or representative, notwithstanding that, in the absence of such termination of restrictions or acceleration of payments, any or all of the payments due under the Awards might ultimately have become payable to other beneficiaries; provided, however, that any such actions shall be consistent with the requirements of Section 409A of the Code and any guidance promulgated thereunder.

(iv) In the event of uncertainty as to interpretation of or controversies concerning this paragraph (b) of Section 13, the Committee’s determinations shall be binding and conclusive on all interested parties.

(d) No Employment or Service Rights. The Plan shall not confer upon any Participant any right with respect to continuation of employment by the Company or service as a director, nor shall it interfere in any way with the right of the Company to terminate any Participant’s employment or service at any time.

14. Nonassignability. Except as provided in subsection (b) of Section 13 and this Section 14, no Award or any other benefit under the Plan shall be assignable or transferable, or payable to or exercisable by anyone other than the Participant to whom it was granted. Notwithstanding the foregoing, the Committee (in the form of an Award Agreement or otherwise) may permit Options, other than Incentive Stock Options, or SARs to be transferred to members of the Participant’s immediate family, to trusts for the benefit of the Participant and/or such immediate family members, and to partnerships or other entities in which the Participant and/or such immediate family members own all the equity interests. For purposes of the preceding sentence, “immediate family” shall mean a Participant’s spouse, issue and spouses of the Participant’s issue.

15. Adjustments. In the event of any corporate event or transaction, such as a merger, consolidation, share exchange, recapitalization, reorganization, separation, stock dividend, stock split, split-up, spin-off or other distribution of stock or property of the Company, combination of shares, exchange of shares, dividend in kind, or other like change in capital structure or distribution (other than normal cash dividends) to shareholders of the Company, the Committee, in order to prevent dilution or enlargement of Participants’ rights under the Plan, shall substitute or adjust, in an equitable manner (including adjustments to avoid fractional shares), (a) the number of Common Shares (i) reserved under the Plan, (ii) available for Incentive Stock Options, Restricted Stock or Restricted Stock Units, (iii) for which Awards may be granted to an individual Participant, and (iv) covered by outstanding Awards denominated in stock, (b) the stock prices related to outstanding Awards; and (c) the appropriate Fair Market Value and other price determinations for such Awards. In the event of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Committee shall be authorized to issue or assume Awards, whether or not in a transaction to which Section 424(a) of the Code applies, by means of substitution of new Awards for previously issued awards or an assumption of previously issued awards. All adjustments under this Section 15 shall be made in a manner such that they will not result in a penalty under Section 409A of the Code. Any adjustment, waiver, conversion or other action taken by the Committee under this Section 15 shall be conclusive and binding on all Participants, the Company and their successors, assigns and beneficiaries.

16. Notice. Any notice to the Company required by any of the provisions of the Plan shall be addressed to the director of human resources or to the chief executive officer of the Company in writing, and shall become effective when it is received by the office of either of them. Any notice to a Participant shall be addressed to the Participant at his or her last known address as it appears on the Company’s records.

17. Unfunded Plan. The Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Participants who are entitled to Common Stock under the Plan, any such accounts shall be used merely as a bookkeeping convenience. The Company shall not be required to segregate any Common Stock, nor shall the Plan be construed as providing for such segregation, nor shall the Company, the Board or the Committee be deemed to be a trustee of any Common Stock to be granted under the Plan. Any liability of the Company to any Participant with respect to a grant of Common Stock or rights thereto under the Plan shall be based solely upon any contractual obligations that may be created by the Plan and any Award Agreement; no such obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company. Neither the Company nor the Board nor the Committee shall be required to give any security or bond for the performance of any obligation that may be created by the Plan.

18. Governing Law. The Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Wisconsin, without giving effect to its conflicts of law provisions.

19. Effective and Termination Dates. The effective date of the Plan is April 27, 2010. The Plan shall terminate on April 26, 2020, subject to earlier termination by the Board pursuant to Section 12, after which no Awards may be made under the Plan, but any such termination shall not affect Awards then outstanding or the authority of the Committee to continue to administer the Plan.

20. Other Benefit and Compensation Programs. Payments and other benefits received by a Participant pursuant to an Award shall not be deemed a part of such Participant’s regular, recurring compensation for purposes of the termination or severance plans of the Company and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement, unless the Committee expressly determines otherwise.

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